UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 16, 2013

VIOLIN MEMORY, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36069	20-3940944
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4555 Great America Parkway, Santa Clara, California	95054
(Address of principal executive offices)	(Zip Code)

(650) 396-1500

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01 Failure to Satisfy a Continued Listing Rule or Standard.

On December 16, 2013, Violin Memory, Inc. (“Violin”) announced that Howard A. Bain III, Chairman of the Violin Memory Board of Directors, was appointed interim Chief Executive Officer. Under Sections 303A.04, 303A.05 and 303A.06 of the New York Stock Exchange (“NYSE”) Listed Company Manual, all of the members of the audit committee, compensation committee and nominating and corporate governance committee of a listed company must be independent directors. Under Section 303A.00 of the NYSE Listed Company Manual, a company listing on the NYSE in conjunction with an initial public offering must comply with these committee independence rules within one year of its listing date. Following Violin’s initial public offering, Violin was in full compliance with Sections 303A.04, 303A.05 and 303A.06 of the NYSE Listed Company Manual. However, with the appointment of Mr. Bain as Violin’s interim Chief Executive Officer, Mr. Bain will not qualify as an independent director for so long as he serves in the interim Chief Executive Officer role. As a result, Violin must now afford itself of the delayed compliance dates applicable to Sections 303A.04, 303A.05 and 303A.06 for companies listing on the NYSE in conjunction with an initial public offering.

At such time as Mr. Bain is no longer serving as Violin’s interim Chief Executive Officer and upon confirmation once again of his independence by the Violin Board of Directors, Violin will again be in compliance with Sections 303A.04, 303A.05 and 303A.06 of the NYSE Listed Company Manual. Violin’s Board of Directors is also considering the appointment of additional independent directors to the Board and may appoint any new independent directors to the committees of the Board.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Violin Memory, Inc.

Date: December 20, 2013	By:	/s/ Cory Sindelar
Cory Sindelar, Chief Financial Officer